CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cyber Merchants Exchange, Inc.:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


Our report dated October 16, 1998 contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


Los Angeles, California
December 7, 1998